Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Exterran Partners, L.P. (the “Partnership”) of our report dated March 21, 2014 relating to the statement of assets acquired and liabilities assumed that were acquired by the Partnership pursuant to the MidCon Compressor Acquisition Agreement described in Note 1 and the related statement of revenues and direct operating expenses, which appears in the Current Report on Form 8-K/A of Exterran Partners, L.P. dated February 27, 2014.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma
December 12, 2014